BRT APARTMENTS CORP.

- Acquires Remaining JV Interests in Two Communities for a Purchase Price of $12.8 Million –

- Additional Agreements in Place to Acquire Remaining Interests in Nine Communities for a Purchase Price of $89.3 Million –

Great Neck, New York – April 12, 2022 – BRT Apartments Corp. (NYSE:BRT) today announced that it completed the acquisition of the remaining interests in joint ventures that own two multi-family properties with an aggregate of 462 units. The purchase price for these interests was $12.8 million and because these properties are wholly owned, the Company will include the assets and liabilities of these properties on its consolidated balance sheet, including the aggregate mortgage debt currently on these properties of, as of March 31, 2022, $56.7 million, with a weighted average remaining term to maturity of, 8.4 years, and a weighted average interest rate of 4.04%. In aggregate, these two properties contributed approximately $150,000 of equity in loss of unconsolidated joint ventures in 2021.

The previously announced purchases of the remaining minority interests in joint ventures that own three multi-family properties containing 602 units are expected to be completed in the next several months. The aggregate purchase price for such interests is $17.3 million and after the completion of these three purchases, BRT will include on its consolidated balance sheets the mortgage debt currently on these properties in aggregate principal amount, as of March 31, 2022, of $40.9 million with a weighted average remaining term to maturity of 4.7 years and a weighted average interest rate of 4.35%.

In addition, the Company entered into agreements to purchase the remaining minority interests in joint ventures that own six multi-family properties with an aggregate of 1,780 units. The purchase price for these interests is approximately $72.1 million and after the completion of these purchases, the Company will include on its consolidated balance sheets the mortgage debt currently on five of these properties of approximately $128.2 million with a weighted average remaining term to maturity of 5.9 years and a weighted average interest rate of 4.17%; the Company further anticipates obtaining approximately $19 million of ten-year mortgage debt with a 4.25% interest rate on the sixth property.

In aggregate, the Company now has outstanding agreements to purchase the remaining minority interests in joint ventures that own nine multi-family properties with an aggregate of 2,382 units. The aggregate purchase price for these interests is $89.4 million and assuming the completion of these purchases, the Company will include on its consolidated balance sheets the mortgage debt currently on eight properties that, as of March 31, 2022, was in aggregate principal amount of $169.2 million with a weighted average remaining term to maturity of 5.6 years and a weighted average interest rate of 4.22% and, on the ninth property, approximately $19 million of ten-year mortgage debt. The mortgage debt on the two recently completed purchases are, and the mortgage debt on the nine properties to be acquired will be, non-recourse to us, subject to customary carve-out guarantees. The completion of these nine purchases is subject to customary closing conditions (including the approval of the holder(s) of most of the applicable mortgage debt). During 2021, these nine properties contributed an aggregate of $1.0 million of equity in earnings of unconsolidated joint ventures.

The Company expects to fund the purchases of the remaining interests in the nine joint ventures described above with available cash, a portion of the proceeds from the anticipated $19 million ten-year mortgage financing, availability on its credit facility, sale of common stock pursuant to its at-the market equity offering program, and proceeds from potential property sales, and expects to acquire these interests over the next several months. After a purchase is completed, such property will be wholly owned and the accounts (i.e., assets and liabilities, including mortgage debt) and operations (i.e., revenues and expenses) of such property will be included directly, from the date of such purchase, in BRT’s consolidated balance sheets and consolidated statement of operations, respectively. As a result, BRT anticipates that its revenues, total expenses, assets and liabilities, will increase substantially.

After giving effect to the purchase of the remaining minority interests in the joint ventures that own these eleven properties, BRT will wholly own 21 properties with 5,420 units and will have interests in 11 multi-family properties with 3,565 units.

Jeffrey A. Gould, Chief Executive Officer and President commented, “We are extremely pleased to announce these transactions, which collectively represent $102.2 million of investments, and a major stride in our efforts to grow our portfolio and enhance our cash flow through the acquisition of our minority partners’ remaining interests in quality apartment properties. The steps we took in the past year to enhance the flexibility of our capital structure put us in position to play offense, and the closing of these eleven acquisitions will, since the beginning of the year, more than double the number of units in our consolidated portfolio. As we look ahead, we believe we can continue to execute our growth plans to expand our consolidated portfolio strategically and accretively.”

Forward Looking Statements:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe BRT’s future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate” “project,” or similar expressions or variations thereof. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 (and in particular the sections entitled “Cautionary Note Regarding Forward Looking Statements”, “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein) and the other reports filed with the Securities Exchange Commission thereafter. In addition, estimates of anticipated financings and property purchases and sales may not be completed on the indicated terms, may not be completed during the period indicated or at all, and estimates of gains from property sales are subject to adjustment, among other things, because actual closing costs (including prepayment charges) may differ from the estimated costs. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About BRT Apartments Corp.:

BRT is a real estate investment trust that owns, operates and, to a lesser extent, develops multi-family properties. Additional financial and descriptive information on BRT, its operations and its portfolio, is available at BRT’s website at: www.brtapartments.com. Interested parties are encouraged to review BRT’s Annual Report on Form 10-K for the year ended December 31, 2021, and the other reports filed thereafter with the Securities and Exchange Commission for additional information.

Contact: Investor Relations
BRT Apartments Corp.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.brtapartments.com.
2